Exhibit 99.2

QUARTERLY DIVIDEND

May 16, 2008

TO:  All Members

We are pleased to announce that the board of directors of the Federal Home Loan Bank of Boston (the Bank) has declared a dividend with a yield equivalent to four percent (4.00%) on average shares held by members during the quarter ended March 31, 2008, down from six percent (6.00%) the prior quarter. This dividend yield represents an average yield of 66 basis points over the daily average yield on three-month LIBOR during this time period, which dropped 175 basis points relative to the prior quarter. This dividend will result in a total payout of $32.8 million on June 3, 2008, via credit to each member’s IDEAL Way account. Relative to net income for the first quarter of 2008, this dividend represents a 58 percent payout ratio, and will result in the effective retention of $23.4 million of net income to retained earnings. We believe that this higher quarterly boost to retained earnings is an important protective action at this time of significant turbulence in the credit markets, and that the dividend satisfies the twin objectives of maintaining the par value of the Bank’s stock as well as dividend stability relative to short-term interest rates.

The following chart shows the historical relationship between the Bank’s dividend yield and the daily average yield on three-month LIBOR:

The chart demonstrates that the relationship between the Bank’s dividend and the daily average three-month LIBOR yield has been consistently positive, but variable. The variations generally represent differences in the spread between the Bank’s return on equity and the daily average three-month LIBOR yield as well as efforts to build retained earnings, which vary from time to time.

QUARTERLY DIVIDEND

May 16, 2008

Management and the board of directors are in the process of re-evaluating the Bank’s retained earnings target based on the condition of current markets, which have exposed financial institutions, including the Bank, to elevated levels of credit risk, and have heightened concerns among financial regulators. These risks are evident in the Bank’s investment portfolio, but can also affect member credit and collateral quality. They are discussed more fully in our recently filed Form 10-Q quarterly report, a link to which is available on our web site at www.fhlbboston.com.

We understand the importance of your stock investment and dividend, and will keep you informed regarding revisions to our retained earnings target and the implications for dividends going forward.

Sincerely,

Michael A. Jessee

President and Chief Executive Officer